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                                   EXHIBIT 15

Advantage Marketing Systems, Inc.
2601 Northwest Expressway, Suite 1210W
Oklahoma City, Oklahoma 73112

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Advantage Marketing Systems, Inc. for the periods ended September 30, 2003 and 2002, as indicated in our report dated October 21, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 is incorporated by reference in Registration Statement No. 333-304381 (Employee Stock Option Plan) on Form S-8 and in Registration Statement No. 333-91491 (1995 Stock Option Plan) on Form S-8.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
October 21, 2003

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